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                                                                     EXHIBIT A

                            JOINT FILING AGREEMENT

          The undersigned hereby agree that the statement on Schedule 13D dated August 11, 1995 with respect to the Common Stock of Brandon Systems Corporation is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934.

          This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same instrument.



Dated:  August 11, 1995



                               /s/ Lawrence M. Blau
                                   Lawrence M. Blau



                               /s/ Mark Metzger
                                   Mark Metzger